Exhibit 99.2

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to the use in the Registration Statement of First Horizon National Corporation on Form S-4 (the “Registration Statement”) and in the joint proxy statement/prospectus of First Horizon National Corporation and Capital Bank Financial Corp., which is part of the Registration Statement, of our opinion dated May 3, 2017, appearing as Annex D and incorporated by reference to such joint proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the following headings: “Summary—Opinions of First Horizon’s Financial Advisors—Morgan Stanley & Co. LLC”; “The Mergers—Background of the Merger”; “The Mergers—First Horizon’s Reasons for the Merger; Recommendation of the First Horizon Board of Directors”; and “The Mergers—Opinions of First Horizon’s Financial Advisors—Morgan Stanley & Co. LLC.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ W. Grant Gregory Jr.
	Name:	W. Grant Gregory Jr.
	Title:	Managing Director

New York, New York

Date: June 29, 2017